Exhibit 99.1

Intel to Acquire Altera

Enables New Classes of Products in High-Growth Data Center and Internet of Things Market Segments

Combination Harnesses the Power of Moore’s Law to Accelerate Altera’s Existing Businesses

Expected to be Accretive to Non-GAAP EPS and Free Cash Flow in First Year After Close

SANTA CLARA, Calif. & SAN JOSE, Calif., June 1, 2015 – Intel Corporation (NASDAQ: INTC) and Altera Corporation (NASDAQ: ALTR) today announced a definitive agreement under which Intel would acquire Altera for $54 per share in an all-cash transaction valued at approximately $16.7 billion.

The acquisition will couple Intel’s leading-edge products and manufacturing process with Altera’s leading field-programmable gate array (FPGA) technology. The combination is expected to enable new classes of products that meet customer needs in the data center and Internet of Things (IoT) market segments. Intel plans to offer Altera’s FPGA products with Intel Xeon® processors as highly customized, integrated products. The companies also expect to enhance Altera’s products through design and manufacturing improvements resulting from Intel’s integrated device manufacturing model.

“Intel’s growth strategy is to expand our core assets into profitable, complementary market segments,” said Brian Krzanich, CEO of Intel. “With this acquisition, we will harness the power of Moore’s Law to make the next generation of solutions not just better, but able to do more. Whether to enable new growth in the network, large cloud data centers or IoT segments, our customers expect better performance at lower costs. This is the promise of Moore’s Law and it’s the innovation enabled by Intel and Altera joining forces. We look forward to working with the talented team at Altera to deliver this value to our customers and stockholders.”

“Given our close partnership, we’ve seen firsthand the many benefits of our relationship with Intel—the world’s largest semiconductor company and a proven technology leader, and look forward to the many opportunities we will have together,” said John Daane, President, CEO and Chairman of Altera. “We believe that as part of Intel we will be able to develop innovative FPGAs and system-on-chips for our customers in all market segments. Together, we expect to drive meaningful value for our customers, partners and employees around the world. This is an exciting transaction that provides immediate and significant value to our stockholders. We look forward to working closely with the Intel team to ensure a smooth transition and complete the transaction as quickly as possible.”

Altera will become an Intel business unit to facilitate continuity of existing and new customer sales and support. Intel plans to continue support and development for Altera’s ARM-based and power management product lines.

The transaction is expected to be accretive to Intel’s non-GAAP EPS and free cash flow in the first year after close. Intel intends to fund the acquisition, which is expected to close within six to nine months, with a combination of cash from the balance sheet and debt.

The transaction has been unanimously approved by the Intel and Altera Boards of Directors and is subject to certain regulatory approvals and customary closing conditions, including the approval of Altera’s stockholders.

J.P. Morgan Securities LLC and Rothschild Inc. are serving as financial advisors and Gibson, Dunn & Crutcher LLP and Weil, Gotshal & Manges LLP are serving as legal advisors to Intel. Goldman, Sachs & Co. is serving as the exclusive financial advisor to Altera and Wilson Sonsini Goodrich & Rosati, Professional Corporation, is serving as legal advisor to Altera.

For more information, investors are encouraged to visit intelacquiresaltera.transactionannouncement.com, which will be used by Intel and Altera to disclose information about the transaction and comply with Regulation FD.

Transaction Discussion Webcast

Intel will hold a public webcast at 7:00 a.m. PT (10:00 a.m. ET) today to discuss the transaction. The webcast and a copy of the webcast presentation materials can be found on Intel’s Investor Relations website at www.intc.com. The live webcast can also be accessed in the United States at 1-866-383-8009 and outside the United States at +1-617-597-5342 with the passcode 99323762. A webcast replay and a copy of the webcast presentation materials will also be available at intelacquiresaltera.transactionannouncement.com.

About Intel

Intel is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. As a leader in corporate responsibility and sustainability, Intel also manufactures the world’s first commercially available “conflict-free” microprocessors. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com, and about Intel’s conflict-free efforts at conflictfree.intel.com.

About Altera

Altera® programmable solutions enable designers of electronic systems to rapidly and cost effectively innovate, differentiate and win in their markets. Altera offers FPGA, SoC, CPLD, and complementary technologies, such as power solutions to provide high-value solutions to customers worldwide. Visit Altera at www.Altera.com.

Additional Information and Where to Find It

Altera Corporation (the “Company”) plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the special meeting of the Company’s stockholders to be held in connection with the transaction (the “Special Meeting”). Promptly after filing its Proxy Statement in definitive form with the SEC, the Company will mail the Proxy Statement to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Proxy Statement and any other documents filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov) , at the transaction website (http://intelacquiresaltera.transactionannouncement.com), at the Company’s website (http://www.Altera.com) (under “Investor Relations”, “SEC Filings”) or by writing to Investor Relations, Altera Corporation, 101 Innovation Drive, San Jose, CA 95134.

The Company, its directors and certain executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, together with information regarding Intel or any Intel director or executive officer to the extent they may be deemed participants in the solicitation, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2015, and in any subsequent Statements of Change in Ownership on Form 4 filed by such individuals with the SEC.

Forward Looking Statements

This document contains forward looking statements related to the proposed transaction and business combination between Intel and Altera, including statements regarding the benefits of the transaction and the timing of the transaction as well as statements regarding the companies’ products and markets. Forward looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including the following, among others: delays, disruptions or increased costs in the integration of Altera’s technology in existing or new products; Altera stockholders may not approve the transaction; closing of the transaction may not occur or may be delayed; expected synergies and other financial benefits of the transaction may not be realized; integration of the acquisition post-closing may not occur as anticipated; litigation related to the transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction; unanticipated restructuring costs may be incurred or undisclosed liabilities assumed; attempts to retain key personnel and customers may not succeed; the business combination or the combined company’s products may not be supported by third parties; actions by competitors may negatively impact results; and, there may be negative changes in general economic conditions in the regions or the industries in which Intel and Altera operate. In addition, please refer to the documents that Intel and Altera file with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. Readers are cautioned not to put undue reliance on forward-looking statements, and Intel and Altera assume no obligation and do not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

*	Other names and brands may be claimed as the property of others.

ALTERA words and logos are trademarks of Altera Corporation and registered in the U.S. Patent and Trademark Office and in other countries. All other words and logos identified as trademarks or service marks are the property of their respective holders as described at www.Altera.com/legal.

CONTACTS:	Chuck Mulloy	Trey Campbell
	Intel Media Relations	Intel Investor Relations
	(408) 765-3484	(503) 696-0431
	chuck.mulloy@intel.com	trey.s.campbell@intel.com

	Sue Martenson	Scott Wylie
	Altera Media Relations	Altera Investor Relations
	(408) 544-8158	(408) 544-6996
	newsroom@altera.com	swylie@altera.com

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